Exhibit 99.4

50,000,000 SHARES OF CLASS A COMMON STOCK OF
BANKATLANTIC BANCORP, INC.
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. NEW YORK CITY TIME ON SEPTEMBER 29, 2009 UNLESS EXTENDED.

AUGUST 28, 2009

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by BankAtlantic Bancorp, Inc. (the “Company”) of up to an aggregate of 50,000,0000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of the Company at a subscription price of $2.00 per share (the “Subscription Price”), pursuant to the exercise of subscription rights (“Subscription Rights”) initially distributed to all holders of record of shares of Class A Common Stock and Class B Common Stock, par value $0.01 per share (“Class B Common Stock,” and collectively with Class A Common Stock, “Common Stock”) of the Company, as of the close of business on August 24, 2009 (the “Record Date”). The Company distributed 4.441 Subscription Rights for each share of Common Stock outstanding on the Record Date. The Subscription Rights are described in the enclosed prospectus (the “Prospectus”) and evidenced by a subscription rights certificate registered in your name or in the name of your nominee.

Each whole Subscription Right entitles the holder thereof to subscribe for one share of the Class A Common Stock at the Subscription Price.

We are asking you to contact your clients for whom you hold shares of Class A Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents for you to use:

1. The Prospectus;

2. The Instructions for Use of BankAtlantic Bancorp, Inc. Subscription Certificates;

3. The Notice of Guaranteed Delivery;

4. A form letter which may be sent to your clients for whose accounts you hold Class A Common Stock registered in your name or in the name of your nominee;

5. The Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Subscription Rights; and

6. The Nominee Holder Certification Form.

Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., New York City time, on September 29, 2009, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

To exercise Subscription Rights, properly completed and executed subscription rights certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed in lieu of delivery of a Subscription Certificate prior to the Expiration Date.

Additional copies of the enclosed materials may be obtained by contacting Georgeson Inc. at (888) 219-8320 for shareholders and at (212) 440-9800 for banks and brokers.

Sincerely,

Alan B. Levan
Chief Executive Officer and Chairman of the Board

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF BANKATLANTIC BANCORP, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE CLASS A COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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